Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF THE REPORTING PERSONS

The following sets forth the name, position, and principal occupation of each director and executive officer of each of Khrom Investments Fund, LP and Khrom Capital Management LLC. Each such person is a citizen of the United States of America. Except as otherwise indicated, the business address of each director and officer is c/o Khrom Capital Management LLC, 1691 Michigan Ave, Suite 240, Miami, FL 33139. To the best of the Reporting Persons’ knowledge, except as set forth in this statement on Schedule 13D, none of the directors or executive officers of the Reporting Persons own any Shares.

Khrom Investments Fund, LP

Name	Position/Principal Occupation
Khrom Capital GP, LLC	General partner of Khrom Investments Fund, LP
Khrom Capital Management, LLC	Investment Manager of Khrom Investments Fund, LP
Eric Khrom	Sole member of Khrom Capital GP, LLC, the general partner of Khrom Investments Fund, LP

Khrom Capital Management, LLC

Name	Position/Principal Occupation
Eric Khrom	Managing member of Khrom Capital Management LLC
Eduard Skutelsky	Chief Operating Officer and Chief Compliance Officer of Khrom Capital Management LLC